EXHIBIT 99.1

Summit Midstream Partners, LP

1790 Hughes Landing Blvd, Suite 500

The Woodlands, TX 77380

Summit Midstream Partners, LP Announces Strategic Actions to Simplify Structure, Improve Distribution Coverage, Enhance Credit Profile and Drive Unitholder Value; Appoints Leonard Mallett as Interim Chief Executive Officer

Selling Non-Core Asset, Partially Prepaying and Fixing DPPO, Eliminating Economic GP Interest and IDRs, and Revising Distribution Policy

The Woodlands, Texas (February 26, 2019) – Summit Midstream Partners, LP (NYSE: SMLP) announced today that it is undertaking a series of strategic actions to reposition the Company to better serve its customers and create value for its unitholders by enhancing its ability to fund attractive growth opportunities and maintain a prudent capital structure.

To provide leadership for these new strategic actions, the Board of Directors of Summit Midstream GP, LLC (the “Board”) has named Executive Vice President and Chief Operations Officer, Leonard Mallett, as President and Chief Executive Officer on an interim basis, effective immediately. By mutual agreement with the Board, Steve Newby has stepped down as a director, President, and Chief Executive Officer of Summit Midstream Partners, LLC (“Summit Investments”) and Summit Midstream GP, LLC (collectively with Summit Investments, “Summit”). Mr. Mallett will maintain his COO responsibilities during this interim period. The Board has engaged an executive recruiting firm to assist it in conducting the search for a permanent CEO.

Peter Labbat, director of SMLP and Managing Partner at Energy Capital Partners, SMLP’s largest unitholder, said “On behalf of the entire Board, I would like to thank Steve for his leadership and numerous contributions to Summit over the past 10 years, and wish him success in his future endeavors. As we move forward with this next phase of Summit’s strategic plan and evaluate opportunities for enhancing its operational and financial performance, Steve and the Board agreed that now was the right time to make this leadership change.”

Labbat continued, “Summit is fortunate to have on its senior management team a talented and experienced business leader in Leonard Mallett. Energy Capital Partners is confident that Leonard’s extensive midstream operating experience will help ensure that Summit continues to increase value for its customers and unitholders.”

Mr. Mallett has more than 35 years of industry experience. He joined Summit as Chief Operations Officer in December 2015 from Enterprise Products Partners L.P. (EPD), where he served in various key roles from 2006 through 2015, including most recently as its Group Senior Vice President in charge of Engineering. Prior to that, Mr. Mallett served in a variety of leadership roles in operations, engineering, commercial, health and safety, sourcing and technical support for the various pipelines and related facilities owned by TEPPCO, which was ultimately purchased by EPD.  During the transition period, Mr. Mallett served as interim CEO while EPD was integrating the TEPPCO business.  At Summit, he has provided leadership and strategic oversight for the safe, profitable, and environmentally compliant operations of the Company’s diverse midstream assets.

Simplification Transaction & Financial Realignment

SMLP is undertaking a series of strategic actions (together referred to as the “Transaction”) to place SMLP in a stronger financial position with increased flexibility to fund accretive growth projects and settle the Deferred Purchase Price Obligation (“DPPO”) by 2020.  Among other things, the Transaction is expected to result in SMLP retaining approximately $85 million of incremental cash flow annually, which will improve its overall credit profile, reduce its cost of capital, and create a more competitive MLP, while significantly reducing its reliance on the public equity capital markets.

The Transaction consists of the following actions:

•	Sale of Tioga Midstream, a non-core gathering system in North Dakota, to affiliates of Hess Infrastructure Partners LP for $90.0 million, subject to customary closing adjustments;

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•	Prepayment of $100.0 million of the DPPO and an agreement to fix the remaining obligation due in 2020 at $303.5 million;

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Elimination of SMLP’s economic General Partner interest and incentive distribution rights (“IDRs”) in exchange for 8.75 million SMLP common units issued to a wholly owned subsidiary of Summit Investments; and

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Establishment of a new distribution policy through the reduction of SMLP’s distribution per common unit to $0.2875 per quarter, beginning with the distribution to be paid in respect of the first quarter of 2019.

Mr. Mallett, interim President and Chief Executive Officer commented, “The Transaction announced today will drive improved operational and financial results with greater emphasis on our core focus areas, including the Utica, Williston, DJ and Permian. We are streamlining our business with a non-core asset sale, a strategy that we intend to dedicate even more focus and attention to evaluating in the near-term.  We are also positioning our balance sheet to fund attractive growth projects in 2019 as well as the DPPO by 2020, and further aligning the General Partner and the Limited Partners with the elimination of the IDRs.  We believe these actions bring notable benefits to SMLP’s credit profile, distribution coverage and cost of capital, which we believe will enhance long-term unitholder value.”

Further details relating to the divestiture of Tioga Midstream and the $100.0 million prepayment of the DPPO and the agreement to fix the remaining obligation due in 2020 can be found in SMLP’s fourth quarter and full year 2018 earnings release issued today, February 26, 2019.

The Transaction was approved by the Board of Directors of SMLP’s General Partner.  The exchange of SMLP’s economic General Partner interest and IDRs for SMLP common units and the prepayment of the DPPO and the agreement to fix the remaining obligation due in 2020 were approved by the conflicts committee of SMLP’s Board of Directors, which consists entirely of independent directors.  The committee engaged Evercore as its independent financial advisor, and Akin Gump Strauss Hauer & Feld, LLP as its legal advisor. Summit Investments engaged Goldman Sachs & Co. LLC to serve as its financial advisor in connection with the Transaction.  The Transaction is expected to close before the end of the first quarter of 2019 and the sale of Tioga Midstream is subject to customary closing conditions.

Fourth Quarter 2018 Earnings Call Information

SMLP will host a conference call at 9:00 a.m. Eastern on Tuesday, February 26, 2019, to discuss its quarterly operating and financial results, as well as the strategic initiatives announced on February 26, 2019.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 48142406.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until March 12, 2019, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 48142406#.  An archive of the conference call will also be available on SMLP's website.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas;

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and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah.  SMLP also owns a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado; Atlanta, Georgia; Pittsburgh, Pennsylvania; and Dallas, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC ("Summit Investments") beneficially owns a 42.1% limited partner interest in SMLP, pro forma for the Transaction, and indirectly owns and controls the non-economic general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 7.2% limited partner interest in SMLP, pro forma for the Transaction.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the proposed sale of Tioga Midstream, the prepayment and amendment of the DPPO, the proposed elimination of the economic General Partner interest and incentive distribution rights in SMLP in exchange for common units of SMLP, the future operational and financial performance of SMLP, the unitholder value to result from the transactions and the expected timing for closing of the transactions.  Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SOURCE: Summit Midstream Partners, LP

Investor Contact:  Blake Motley, Vice President of Strategy & Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

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